EXHIBIT 99. PRESS RELEASE
AMERICA FIRST TAX EXEMPT INVESTORS L.P.
ANNOUNCES FUNDING OF NEW SECURED CREDIT FACILITY
Omaha, NE- July 8, 2008- America First Tax Exempt Investors, L.P. (NASDAQ: ATAX) (the “Company”), announced today that the Company has closed and funded its new tender option bond credit facility with Bank of America. The Company previously announced that it had entered into agreements with Bank of America and funded a $65.1 million bridge loan agreement on June 26, 2008 in order to repay its existing P-Float credit facility with Merrill Lynch. Proceeds from the new tender option bond credit facility totaled approximately $76.7 million of which approximately $65.1 million were used to repay the bridge loan facility. Net proceeds of approximately $10.8 million remaining after the payment of related fees and expenses are available to the Company for additional investments or general working capital needs.
Since late 2007, the Company’s cost of borrowings under the Merrill Lynch P-Float program has increased significantly due primarily to credit rating downgrades at Merrill Lynch. The cost of borrowing for the Company under the P-Float program during the first six months of 2008 ranged from a low of approximately 3.23% to a high of approximately 6.95%. The initial variable interest rate at closing of the new tender option bond credit facility was 3.27% representing a significant decrease in the cost of borrowing compared to the rates incurred during the first six months of 2008 under the P-Float program. Given the anticipated positive impact of the new credit facility on the Company’s future financial results, the Company intends to maintain its current annual distribution rate of $0.54 per Beneficial Unit Certificate (“BUC”). The specific terms of the new credit facility were outlined in a Form 8-K filing with the Securities Exchange Commission filed on July 1, 2008.
The new credit facility effectively provides the Company with variable rate financing based on the Securities Industry and Financial Markets Association (“SIFMA”) floating index rate plus certain basis point credit facility fees, while allowing it to continue to receive tax-exempt interest from its portfolio of mortgage revenues bonds on multifamily housing and student housing projects. In order to mitigate the Company’s exposure to credit facility’s variable interest rates, the Company has entered into interest rate cap agreement with US Bank, N.A. The interest rate cap agreement carries a notional amount of $60.0 million and is indexed to the SIFMA floating index. These agreements effectively cap the Company’s exposure to increases in the SIFMA floating index at 2.5% on the notional amount of the agreements and, therefore, allow the Company to benefit from a low interest rate environment while protecting it from a significant increase in the SIMFA index.
About America First Tax Exempt Investors, L.P.
America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of federally tax-exempt mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. The Company is pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of tax-

exempt interest available for distribution to its investors; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Company seeks to achieve its investment growth strategy by investing in additional tax-exempt mortgage revenue bonds and related investments, taking advantage of attractive financing structures available in the tax-exempt securities market and entering into interest rate risk management instruments. America First Tax Exempt Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.
     Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Many of these risks and uncertainties are described in filings made by the Company with the Securities and Exchange Commission, including its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K.